UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 28, 2013

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	333-179460	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 28, 2013, Twin Cities Power Holdings, LLC (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Gregg Ruth (“Ruth”), Peter McCawley (“McCawley”), and Lynn Acorda (“Acorda”; Ruth, McCawley and Acorda are referred to collectively as the “Sellers”), and RMA Services, LLC (“RMA”), pursuant to which the Company has agreed to acquire all of the outstanding equity interests in Discount Energy Group, LLC (“DEG”). DEG is currently licensed to provide electricity to residential and commercial customers in the states of Maryland, New Jersey, Ohio, and Pennsylvania, and has a license application pending in Illinois. The consideration for the acquisition will be approximately $300,000 in cash plus additional cash payments equal to the net amounts on deposit with certain wholesale electricity exchanges and utilities (estimated to be approximately $41,000 and $282,000, respectively). RMA, which is owned by the Sellers, will also be compensated on a fixed price and performance incentive basis for certain services to be provided to DEG after the closing of the transaction, pursuant to a management services agreement that will be entered into at closing. The Company has also agreed to make a short term loan to RMA in an amount to be determined at closing based on certain liabilities being assumed by RMA from DEG in the transaction. Repayment of this loan will be secured by all of the assets and membership interests in RMA.

The closing and funding of the transactions contemplated by the Purchase Agreement remain subject to certain closing conditions, including, among other things, regulatory approval from the Federal Energy Regulatory Commission. There can be no assurance that the transaction will be completed as proposed or at all.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWIN CITIES POWER HOLDINGS, LLC
Date: November 1, 2013	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

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